                                FIRST AMENDMENT

                     TO THE SECURITIES PURCHASE AGREEMENT

                 DATED AS OF MARCH 30, 2000 BY AND BETWEEN THE

                           PURCHASER AND THE COMPANY

          THIS FIRST AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT DATED AS OF MARCH 30, 2000 BY AND BETWEEN THE PURCHASER AND THE COMPANY (this "Amendment") is effective as of July 12, 2000.

                             Preliminary Statement:

          The Securities Purchase Agreement (the "Purchase Agreement") was entered into by the parties thereto on March 30, 2000. The parties agree to amend the Purchase Agreement and hereby modify certain terms as set out below.

          Section 9.3(b) of the Purchase Agreement permits the parties to amend the Purchase Agreement if given in writing and signed by the Purchaser and the Company.

          NOW, THEREFORE, in consideration of the above premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company hereby agree that the Purchase Agreement be amended as follows:

     1.   Defined Terms.
          -------------

     Terms used with initial capital letters herein which are not otherwise defined in this Amendment shall have the meanings given to them in the Purchase Agreement.

     2.   Amendments to Recitals.
          ----------------------

     The Recitals to the Purchase Agreement shall be amended to read in their entirety as follows:

                                    RECITALS:

               A. WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company wishes to issue and sell, and the Purchaser wishes to acquire, $54,000,000 in aggregate principal amount of the Company's 15% Senior Subordinated Exchangeable Notes due June 2006 (the "March Notes"), substantially in the form attached as Exhibit A hereto, $14,000,000 in aggregate principal amount of the
          ---------
          Company's 15% Senior Subordinated Exchangeable Notes due June 2006 (the "July Notes"), substantially in the form attached as Exhibit B
                                                                    ---------
          hereto, such notes exchangeable automatically for shares of the Company's Series B convertible preferred stock (the "Convertible Preferred Stock") (together the March Notes and the July Notes the "Exchangeable Notes"), and warrants to purchase shares of the Company's common stock, par value $.01 per share, with an exercise price of $.01 per share, substantially in the form attached as Exhibit C hereto (the "Warrants", and together
                                ---------
          with the Exchangeable Notes, the "Securities"), representing approximately 19.9% of the Company's outstanding Common Stock (such acquisition, the "Initial Investment").

               B. WHEREAS, following the consummation of the Initial Investment, the Purchaser intends to engage in a tender offer for up to 5,625,000 shares of the Company's common stock (the "Tender Offer", and together with the Initial Investment, the "Transactions").

               C. WHEREAS, the parties intend that prior to completion of the Tender Offer, the Company's shareholders approve of the Transactions, and the Company has agreed to call a meeting of its shareholders (the "Shareholders Meeting") and to recommend that the shareholders vote for a proposal to approve the transactions as contemplated by this Agreement ("Shareholder Approval").

               D. WHEREAS, the parties intend that upon gaining Shareholder Approval and the completion of a Successful Tender Offer (as defined in Section 7.2(a)), the March Notes would automatically be exchanged for the Company's Senior Subordinated Convertible Notes due June 2006, substantially in the form attached as Exhibit D hereto (the
                                                ---------
          "Convertible Notes"), with an aggregate principal amount of $54,000,000 plus any accrued but unpaid interest on the March Notes, which could be converted into shares of the Company's common stock at a price of $2.58 per share, and any and all unexercised Warrants would be cancelled. Additionally, upon gaining Shareholder Approval and the completion of a Successful Tender Offer, the July Notes would automatically be exchanged for Preferred Stock having an aggregate liquidation preference equal to the aggregate principal amount of such Notes then outstanding, plus accrued but unpaid interest.

     3.   Amendments to Purchase Agreement.
          --------------------------------

          (a)  Article 1 is amended as follows:

          Replace the definition of "Balance Sheet Date" with the following:

          "Balance Sheet Date" means December 31, 1999, provided however, when such term is used in a representation, warranty, covenant or condition to be satisfied by the Company in connection with the Second Closing, such term shall mean May 31, 2000.

          Add the following definition immediately after the definition of "Convertible Notes":

          "Convertible Preferred Stock" means Series B Convertible Preferred Stock of the Company convertible into Common Stock at the conversion price of $1.80 per share. The registration rights and preferences of the Preferred Stock shall be as set forth in the articles of amendment to the Company's articles of incorporation substantially in the form attached hereto as Exhibit G.
          ---------

          (b)  Insert the following after Section 2.2:

               2.3  Purchase and Sale of the July Notes. Upon the terms and
                    -----------------------------------
          subject to the conditions herein contained, at the Second Closing (as defined herein) on the Second Closing Date (as defined herein), the Company agrees that it will issue and sell to the Purchaser, and the Purchaser agrees that it will acquire and purchase from the Company, the July Notes. The purchase price of the July Notes shall be $14,000,000 (the "July Notes Purchase Price").

               2.4  Second Closing. The closing of the sale to and purchase by
                    --------------
          the Purchaser of the July Notes referred to in Section 2.3 hereof (the "Second Closing") shall occur at the offices of Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington, D.C. 20004 at 10:00 a.m. D.S.T. time on July 18, 2000 or at such other earlier date, place or time of day as the Purchaser and the Company shall agree to in writing (the "Second Closing Date"). At the Second Closing, (i) the Company shall deliver to the Purchaser the July Notes being purchased by the Purchaser, registered in such Purchaser's name, free and clear of any Liens of any nature whatsoever, and (ii) the Purchaser shall deliver to the Company the July Notes Purchase Price by wire transfer of immediately available funds.

          (c)  Insert the following after Section 3.16:

               3.17  Conditions to the Obligation of the Purchaser to Purchase
                     ---------------------------------------------------------
          the July Notes.  Articles 3.1, 3.2 and 3.4-3.10, inclusive together
          --------------
          with Article 3.14 hereof, hereby apply to the Second Closing.

          (d)  Insert the following after Section 4.10:

               4.11  Conditions to the Obligation of the Company to Issue the
                     --------------------------------------------------------
          July Notes.  Article 4 hereof, hereby applies to the Second Closing.
          ----------

          (e)  Article 5 is amended as follows:

               Insert the phrase "and the Second Closing" after the phrase "Immediately following the Closing" in the second sentence of Section 5.6.

               Insert the phrase "and the Convertible Preferred Stock" at the end of clause (iv) of the sixth sentence of Section 5.6.

               Delete the last sentence of Section 5.9.

               Insert the phrase "for purposes of the Closing and since May 31, 2000 for purposes of the Second Closing" after the phrase "December 31, 1999" in the first sentence of Section 5.22.

               Insert the following after Section 5.27:

               5.28  Second Closing.  The representations and warranties of the
                     --------------
          Company contained in this Article 5 shall be deemed made at the Second Closing; provided however, any representation and warranty that relates solely to an earlier date shall be deemed to be made as of such date in their entirety; and further provided that certain of such representations and warranties shall be modified as set forth below and by the Schedules attached hereto.

          (f)  Insert the following after Section 6.6:

               6.7  Second Closing.  The representations and warranties of the
                    --------------
          Purchaser contained in this Article 6 shall be deemed made at the Second Closing; provided however, any representation and warranty that relates solely to an earlier date shall be deemed to be made as of such date.

          (g)  Article 7 is amended as follows:

               Delete the number "8,250,000" in the second sentence of Section 7.2(a) and replace it with the number "5,625,000."

               Delete the date "September 1, 2000" in the third sentence of
          Section 7.2(a) and replace it with the date "September 30, 2000."

               Insert the phrase "and issuing the Convertible Preferred Stock," after the phrase "up to a maximum of 75,000,000" in the first sentence of Section 7.5(b).

               Delete the third sentence of Section 7.6(a) and replace it with the following:

          "Subject to the requirements of law or judicial process, the Purchaser shall hold in confidence all such information, on the terms and subject to the conditions contained in Annex II, the provisions of which shall survive the termination of this Agreement, the Purchaser shall deliver to the Company all documents, work papers and other material (including copies) obtained by the Purchaser or on its behalf from the Company, as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and shall destroy all documents, work papers and other materials (including copies) containing all such information; provided, however, that in the event that any litigation or investigation has been instituted or threatened, the Company shall be entitled to retain all documents, work papers and other materials (including copies) otherwise subject to destruction under this Section for the pendency of such litigation or investigation."

               Insert the following after the existing second sentence of
          Section 7.8:

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

               "While continued listing of the Company's Common Stock on the Nasdaq National Market cannot be assured, following closing of the Tender Offer (unless the Company has been the subject of a "Rule 13e-3 transaction" (as defined in Rule 13e-3 adopted under the Exchange
          Act), or has been sold to a third party unaffiliated with Purchaser), through September 30, 2010, (1) the Company will use commercially reasonable efforts (a) to maintain the listing of the Company's Common Stock on the Nasdaq National Market by complying with the non-quantitative designation criteria applicable to Nasdaq National Market issuers and to comply with any applicable minimum per share bid price by effecting a reverse stock split if necessary, and (b) to list the Company's Common Stock on the Nasdaq Small Cap Market if the Company's Common Stock is de-listed or is in the process of being de-listed from the Nasdaq National Market (although the Company will be required to satisfy only the non-quantitative designation criteria applicable to Nasdaq National Market issuers and any applicable minimum per share bid price by effecting a reverse stock split if necessary), and (2) Purchaser (and any successor) will use commercially reasonable efforts to cause the Company to comply with the non-quantitative designation criteria applicable to Nasdaq National Market issuers and to comply with any applicable minimum per share bid price by effecting a reverse stock split if necessary. Nothing herein shall prohibit Purchaser or any of its Affiliates from proposing or effecting a Rule 13e-3 transaction if permitted under Article 7.13 hereof, or from causing the Company to enter into a sale to a third party unaffiliated with Purchaser. Compliance with this continued listing requirement after March 31, 2004 may be waived by a majority of the Company's disinterested directors. If the Company lists its Common Stock on the New York Stock Exchange (NYSE), the foregoing obligations shall apply to the continued listing of the Company's Common Stock on the NYSE rather than the Nasdaq National Market."

               Insert the following after Section 7.12:

               7.13  Corporate Governance.  Purchaser (or its successor) will
                     --------------------
          take no action prior to December 31, 2001 to cause the Company to be the subject of a Rule 13e-3 transaction with an Affiliate of Purchaser (or such successor) unless approved by a majority of disinterested directors.

          (h)  Delete the first sentence of Section 8.1 and add the following:

               "This Agreement shall terminate upon the consummation of a Successful Tender Offer unless earlier terminated pursuant to this Section 8.1, provided however Sections 7.8 and 7.13 shall survive until the dates set forth in each respective section."

          4.   Amendments to Annex I.
               ---------------------

          Annex I to the Purchase Agreement shall be amended in its entirety as set forth on Annex I attached to this Amendment.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment or caused this Amendment to be executed and delivered by their authorized representatives as of the date first above written.

                            THAYER-BLUM FUNDING, L.L.C.



                            By:
                                    -----------------------------------
                            Name:   /s/  Jeffrey Goettman
                            Title:  Manager


                            EFTC CORPORATION



                            By:
                                    -----------------------------------
                            Name:    /s/  Jack Calderon
                            Title:  Chairman

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